UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2005

Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	0-13337	34-1598949

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

Annual Incentive Plan

On April 18, 2005, the Compensation Committee of the Board of Directors of Stoneridge, Inc. (the “Company”) approved the Company’s 2005 annual incentive (bonus) plan. The plan is intended to provide incentives to officers of the Company, including executive officers, for achieving certain performance goals. The financial performance metrics portion of the plan is weighted at 67% of the overall plan and is comprised of three elements: (1) operating profit — 40%, (2) flexed operating profit — 40% and, (3) net working capital as a percent of sales — 20%. The individual based performance portion of the plan is weighted at 33% of the overall plan and is to be comprised of two to four measurable goals. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved, while at threshold, 50% payout is achieved. Below the minimum target (threshold) no incentive compensation is earned. Prorating occurs for achievement between the minimums and maximums. The payment of incentive compensation is subject to the overall performance of the Company, and the Compensation Committee may, at its sole discretion, elect to suspend this program or delay the payment of incentive earnings if prudent fiscal management so dictates. The percentage of annual base pay that can be earned at target performance for the following executive officers is: Gerald V. Pisani 70%, Edward F. Mosel 55%, Joseph M. Mallak 45%, Thomas A. Beaver 45%, and Mark J. Tervalon 45%. D.M. Draime is not a participant in the plan.

Long-Term Incentive Plan

Also, on April 18, 2005, the Compensation Committee approved the grants of restricted common shares to certain officers of the Company, including the executive officers, under the Company’s Long-Term Incentive Plan. By linking a significant portion of the awarded restricted common shares to Company performance the grants help tie overall compensation to Company performance and returns to shareholders. Until vested and no longer subject to forfeiture the restricted common shares may not be sold or transferred. Gerald V. Pisani received 121,000 restricted common shares, Edward F. Mosel received 47,200 restricted common shares, Joseph M. Mallak received 28,600 restricted common shares, and each of Thomas A. Beaver and Mark J. Tervalon received 16,400 restricted common shares. D.M. Draime did not receive a grant of restricted common shares. Of those shares, 27,100 for Mr. Pisani, 11,400 for Mr. Mosel, 8,600 for Mr. Mallak and 5,700 for both Mr. Beaver and Mr. Tervalon are subject to forfeiture until April 18, 2009. These share amounts are not subject to forfeiture based on Company performance, rather if the recipient is still employed by the Company 25% of these share amounts will vest and no longer be subject to forfeiture on each of April 18, 2006, April 18, 2007, April 18, 2008 and April 18, 2009. The remainder of the restricted common shares are subject to forfeiture on April 18, 2008 depending on the Company’s performance. If the recipient is employed by the Company on April 18, 2008 one-half of the restricted common shares tied to performance (the “Performance Shares”) will vest and no longer be subject to forfeiture if the Company achieves certain earnings per share targets and the remaining one-half of the Performance Shares will vest and no longer be subject to forfeiture based upon the Company’s performance measured against a peer group’s performance in terms of total return to shareholders. The number of restricted shares granted assumes the Company will achieve the highest targeted results, all of which were approved by the Compensation Committee. Each grant of restricted common shares will be evidenced by one or more separate agreements between the Company and the grantee.

Directors’ Restricted Shares Plan

On April 18, 2005 the Company’s shareholders approved the adoption of the Directors’ Restricted Shares Plan (the “Plan”). The purpose of the Plan is to advance the interests of the Company and its shareholders by providing Eligible Directors (non-employee directors) with an opportunity to participate in the Company’s future prosperity and growth and an incentive to increase the value of the Company based on the Company’s performance, development, and financial success. The Plan will be administered by the Board of Directors. The Board will have the power and authority to approve the grant of restricted common shares to Eligible Directors; approve the terms and conditions; adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; interpret the terms and provisions of the Plan and any agreements related thereto; and take any other actions the Board considers appropriate. The maximum aggregate number of common shares that may be issued under the Plan as restricted common shares shall be 300,000 shares. The shares that may be issued under the Plan may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares. The Plan provides for the forfeiture of rights granted under the Plan of unvested shares on death, disability, resignation, refusal to stand for reelection or failure to be elected, unless otherwise determined by the Board. The Board of Directors may modify, suspend or terminate the Plan as long as it does not impair the rights thereunder of any participant. On April 18, 2005, the Board of Directors of the Company granted each Eligible Director, pursuant to the Directors’ Restricted Shares Plan 5,200 restricted common shares. These shares will vest and no longer be subject to forfeiture on April 18, 2006. The directors receiving the awards were: Richard E. Cheney, Avery S. Cohen, John C. Corey, Jeffrey P. Draime, Sheldon J. Epstein, Douglas C. Jacobs, William M. Lasky and Earl L. Linehan. Each grant of restricted common shares will be evidenced by a separate agreement between the Company and the grantee.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.
Date: April 22, 2005	/s/ Joseph M. Mallak
Joseph M. Mallak, Vice President and Chief
Financial Officer (Principal Financial and Accounting Officer)

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